Exhibit 23

                  CONSENT OF INDEPENDENT AUDITORS


    We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-42074) pertaining to the Salary Reduction Plan for Hourly Employees of IMC Global Operations Inc., Represented by United Steelworkers of America at Carlsbad, New Mexico, of our report dated June 12, 1998, with respect to the financial statements and supplemental schedules of the Salary Reduction Plan for Hourly Employees of IMC Global Operations Inc., Represented by United Steelworkers of America at Carlsbad, New Mexico included in this Annual Report (Form 11-K) for the six months ended December 31, 1997.


                                     ERNST & YOUNG LLP

Chicago, Illinois
June 30, 1998
Docket No. 272670